EXHIBIT 99.1

Celldex Reports First Quarter 2017 Results

HAMPTON, N.J., May 09, 2017 (GLOBE NEWSWIRE) -- Celldex Therapeutics, Inc. (NASDAQ:CLDX) today reported business and financial highlights for the first quarter ended March 31, 2017.

“In the first quarter of 2017, Celldex made considerable progress across our pipeline,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “We continue to expect enrollment completion in our ongoing study of glembatumumab vedotin in triple negative breast cancer by the end of September, and we recently completed enrollment in the Phase 2 glembatumumab vedotin plus varlilumab combination cohort in checkpoint-refractory metastatic melanoma. Glemba’s target, gpNMB, is highly expressed in melanoma and triple negative breast cancer, among others, and is associated with more aggressive disease. We believe taking an antibody-drug conjugate approach to targeting gpNMB generates a potent cytotoxic effect within the tumor and its environment and may ultimately result in improved outcomes for patients.”

“We also look forward to presenting data from two programs in oral sessions at ASCO in June—the Phase 2 single-agent study of glembatumumab vedotin in metastatic melanoma and the Phase 1 combination study of varlilumab and Opdivo.”

Recent Highlights

  Continued progress in METRIC enrollment: Celldex continues to expect that enrollment will be completed by the end of September 2017. METRIC is a Phase 2b randomized study of glembatumumab vedotin in patients with metastatic triple negative breast cancers that overexpress gpNMB.

  Single-agent glembatumumab vedotin Phase 2 study in checkpoint-refractory metastatic melanoma accepted for oral presentation at ASCO: Updated data from the single-agent cohort of the Phase 2 study will be presented in an oral presentation at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting in June. Enrollment recently completed in the glembatumumab vedotin and varlilumab arm, with data from this portion of the study expected in the fall of 2017. Enrollment continues in the glembatumumab vedotin plus checkpoint inhibitor (Opdivo® or Keytruda®) arm in patients who failed prior checkpoint therapy, a population with limited treatment options.

  Phase 1 varlilumab/Opdivo® study accepted for oral presentation at ASCO: Updated data from the Phase 1 portion of the varlilumab and Opdivo study will be presented in an oral presentation at the 2017 ASCO Annual Meeting in June. The Phase 2 portion of the combination study includes cohorts in colorectal cancer, ovarian cancer, head and neck squamous cell carcinoma, renal cell carcinoma and glioblastoma, and is currently enrolling patients. The Company plans to complete enrollment across all cohorts in the Phase 2 portion of the study in the first quarter of 2018 and will work with Bristol-Myers Squibb to present data from the study at a future medical meeting. Data from the Phase 1 single-agent study of varlilumab in solid tumors were recently published in the Journal of Clinical Oncology.

  Phase 1 study of CDX-0158 continues to enroll patients: This dose escalation study in patients with advanced refractory gastrointestinal stromal tumors (GIST) and other KIT-positive tumors is designed to determine the maximum tolerated dose, recommend a dose for further study and characterize the safety profile of CDX-0158. Data from the study continue to be expected by year-end 2017.

  CDX-3379 advancing to Phase 2: The Company is currently finalizing plans for advancement into a Phase 2 study in combination with cetuximab in patients with cetuximab-resistant advanced head and neck squamous cell carcinoma.

  Enrollment ongoing in Phase 1 study of CDX-014: The study in advanced renal cell carcinoma (clear cell and papillary) is designed to determine the maximum tolerated dose and to recommend a dose level for further study. Celldex continues to expect the Phase 1 dose-escalation portion of the study will complete enrollment by year-end 2017.

First Quarter 2017 Financial Highlights and Updated 2017 Guidance

Cash position: Cash, cash equivalents and marketable securities as of March 31, 2017 were $167.0 million compared to $189.8 million as of December 31, 2016. The decrease was primarily driven by our first quarter cash used in operating activities of approximately $35.3 million which included a payment of $4.7 million in accrued amounts to a vendor of Kolltan. This obligation was assumed in the Kolltan acquisition. This decrease was partially offset by the receipt of $12.8 million from sales of our common stock under our Cantor agreement. At March 31, 2017, Celldex had 124.2 million shares outstanding.

Revenues: Total revenue was $1.5 million in the first quarter of 2017, compared to $1.3 million for the comparable period in 2016. The increase in revenue was primarily due to our clinical trial collaboration with Bristol-Myers Squibb and our research and development agreement with Rockefeller University.

R&D Expenses: Research and development (R&D) expenses were $25.8 million in the first quarter of 2017, compared to $27.4 million for the comparable period in 2016. The decrease in R&D expenses was primarily due to a decrease in Rintega product development expenses of $7.3 million, partially offset by increases in glembatumumab vedotin, CDX-0158 and CDX-3379 product development expenses of $1.8 million, $0.8 million and $0.7 million, respectively, and increases in personnel and facility costs related to the Kolltan acquisition.

G&A Expenses: General and administrative (G&A) expenses were $7.2 million in the first quarter of 2017, compared to $9.3 million for the comparable period in 2016. The decrease in G&A expenses was primarily due to a decrease in Rintega commercial planning costs of $2.0 million.

Loss on Fair Value Remeasurement of Contingent Consideration: In connection with the Kolltan Acquisition, we agreed to pay Kolltan’s stockholders milestone payments of up to $172.5 million in the event that certain specified preclinical and clinical development milestones related to Kolltan’s development programs and/or our development programs and certain commercial milestones related to Kolltan’s drug candidates are achieved. These milestone payments may be made in cash, in shares of our common stock or a combination of both, subject to NASDAQ listing requirements and provisions of the merger agreement. The range of estimated milestone payments is from zero, if no milestones are achieved, to $172.5 million if all milestones are met. We record the fair value of these obligations to pay additional milestone payments using various estimates, including probabilities of success, discount rates and amount of time until the conditions of the milestone payments are met. The $3.4 million loss on fair value remeasurement of contingent consideration relates to an increase in the estimate of the fair value of the contingent consideration primarily due to changes in discount rates and the passage of time.

Net loss: Net loss was $34.3 million, or ($0.28) per share, for the first quarter of 2017, compared to a net loss of $34.7 million, or ($0.35) per share, for the comparable period in 2016.

Financial guidance: Celldex believes that the cash, cash equivalents and marketable securities at March 31, 2017 combined with the anticipated proceeds from future sales of our common stock under our Cantor agreement, are sufficient to meet estimated working capital requirements and fund planned operations through 2018; however, this guidance assumes we are able to and elect to pay future Kolltan contingent milestones, if any, in stock rather than cash.

Opdivo® is a registered trademark of Bristol-Myers Squibb. Keytruda® is a registered trademark of Merck Sharp & Dohme Corp.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline includes antibodies, antibody-drug conjugates and other protein-based therapeutics derived from a broad set of complementary technologies which have the ability to engage the human immune system and/or directly inhibit tumors to treat specific types of cancer or other diseases. Visit www.celldex.com.

Forward Looking Statement

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully integrate the business and programs of Kolltan with our business and programs; our ability to successfully complete research and further development and commercialization of glembatumumab vedotin and other Company drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Fast Track designation for glembatumumab vedotin which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and other factors listed under "Risk Factors" in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except per share amounts)

CONSOLIDATED STATEMENT	Quarter
OF OPERATIONS DATA	Ended March 31,
	2017	2016
	(Unaudited)
OPERATING REVENUE
Product Development
and Licensing Agreements	$556	$453
Contracts and Grants	978	850

Total Revenue	1,534	1,303

OPERATING EXPENSE
Research and Development	25,793	27,447
General and Administrative	7,229	9,307
Loss on Fair Value Remeasurement of Contingent Consideration	3,400	-
Amortization of Acquired Intangible Assets	224	253

Total Operating Expense	36,646	37,007

Operating Loss	(35,112)	(35,704)

Investment and Other Income, Net	851	1,031

Net Loss	$(34,261)	$(34,673)

Basic and Diluted Net Loss per
Common Share	$(0.28)	$(0.35)
Weighted Average Common
Shares Outstanding	122,648	98,689

CONDENSED CONSOLIDATED
BALANCE SHEETS DATA	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities	$167,023	$189,776
Other Current Assets	6,440	5,793
Property and Equipment, net	12,411	13,192
Intangible and Other Assets, net	174,174	174,597
Total Assets	$360,048	$383,358

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$27,024	$35,223
Long-Term Liabilities	85,188	82,704
Stockholders' Equity	247,836	265,431
Total Liabilities and Stockholders' Equity	$360,048	$383,358

Company Contact

Sarah Cavanaugh
Vice President of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3161
scavanaugh@celldex.com

Charles Liles
Associate Director of Investor Relations & Corp Communications
Celldex Therapeutics, Inc.
(781) 433-3107
cliles@celldex.com